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                                                                    EXHIBIT 23.2


INFORMATION CONCERNING CONSENT OF ARTHUR ANDERSEN LLP

The Company has not been able to obtain, after reasonable efforts, the re-issued report or consent of Arthur Andersen LLP related to the two-year period ended December 31, 2001, included in this report on Form 10-K. Therefore, the Company has included a copy of their previously issued report. Certain 2001 and 2000 amounts have been reclassified to conform to the 2002 presentation. Such reclassifications, as well as additional disclosure to conform with new accounting pronouncements and SEC rules and regulations issued during 2002, have not been reviewed or evaluated by the predecessor auditor, Arthur Andersen LLP.

Because the Company has been unable to obtain the above-referenced consent of Arthur Andersen LLP, the Company is required to disclose any resulting limitations on recovery by investors. Section 11(a) of the Securities Act of 1933 allows, under certain circumstances, a person acquiring a security to assert a claim against, among others, an accountant who has consented to be named as having prepared any report for use in connection with the registration statement if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Because Arthur Andersen LLP has not consented to being named in this Form 10-K, it will not be liable under section 11(a) of the Securities Act for any untrue statements or omissions of material fact contained in the financial statements audited by Arthur Andersen LLP.